AccuShoot

AccuShoot's mission is to help law abiding citizens, law enforcement and military organizations to improve and maintain marksmanship.


ACCUSHOOT
The smartest path to marksmanship mastery
PREVIOUS SHOTS
PERFORMANCE PREDICTION
TRAINING LEVEL
19.23%

Invest

$100 minimum investment

DEADLINE: April 28, 2023

in 2 months

SHARE PRICE

$4

TOTAL RAISED

$0

VALUATION

$16,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch
Updates
Discussion

INTRODUCTION

AccuShoot aims to digitize the marksmanship experience by monitoring target and shooter in real-time, tracking shooter evolution over time, and recommending drills to develop and maintain marksmanship proficiency quickly and consistently.

AccuShoot offers an intuitive iPhone app that comes with a subscription service and acts as a companion to shooters that aim to improve their performance.

In addition to the mobile app that allows target monitoring, AccuShoot also offers specialized solutions such as the Gantry and Cinema. AccuShoot Gantry is designed to help detect skill deficiencies using an advanced computer vision system that actively monitors the shooter's pose, grip, recoil management, trigger control and more whereas AccuShoot Cinema utilizes more sophisticated hardware to also capture dynamic shooting scenarios. AccuShoot Gantry and AccuShoot Cinema both target law enforcement and military organizations.

PROBLEM

Tracking your marksmanship performance has traditionally been a "hit-and-miss" exercise involving error-prone, tedious tasks. Good marksmanship requires a lot of repetition and training. To better appreciate this, we can peek at the NYPD hit-rate statistics for officers involved in a gunfight and those who shoot at subjects who do not return fire. Between 1998 and 2006, the average hit rate was only 18% for gunfights and 30% in situations in which fire was not returned. Accuracy improves at close range, with officers hitting their targets 37% of the time at distances of up to 7 yards; at longer ranges, hit rates fall off sharply, to 23%.

According to the National Shooting Sports Foundation's Target Shooting in America 2018 report, 20 million American shooters spent $16.9 billion engaging in target shooting. From our experience, we suspect a large portion of them follow no set process to identify whether they are improving their skill or picking up any correctable bad habits because they lack a good understanding of ways they can get better. The most recent NSSF firearm and ammunition retailer survey found that about 47% of first-time gun buyers in 2021 inquired about professional firearm training and approximately 43% of this consumer segment signed up for such training if the retailer offered professional training options. Those offerings mainly focus on the crucial topic of firearm safety so marksmanship skill development takes a backseat.

The need for affordable solutions that provide effective, consistent reinforcement of good marksmanship habits is yet to be met at scale — especially for new gun owners.

To boot, professional marksmanship instructors are far too few in comparison to the practitioners of the sport so self-learning or shooting with peers dominate the typical firearm owner's real life experience. This suboptimal situation prevents many from making the most of their time and money spent at the shooting range as they resort to manually collecting targets and using cumbersome notebooks or spreadsheets at best. During outdoor shooting drills, resetting targets can be laborious, disruptive, and worse yet, dangerous. Past that hurdle, the average shooter finds that it's not trivial to analyze their pile of targets to find out how they can consistently improve their marksmanship skills.

SOLUTION

AccuShoot leverages state-of-the-art machine learning and computer vision to enable a simple, hustle-free target shooter experience.

Our focus is on systematically helping shooters improve and maintain their skills in the current era of millions of firearms against scanty marksmanship instruction that can truly deliver effective drills instilling responsible habits. Popular YouTube channels on the topic with millions of subscribers are testament to a large target audience looking to advance their self-learning journey by practicing at the shooting range.



AFICIONADO - 9×19MM PARABELLUM - 19 GEN5 MOS - 10.0 YDS
SHOTS
GROUP ANALYSIS
TARGET CONTROLS
Zoom
Glow Shot
Server computed analysis
SHOTS
18
8.81
First shot
0.63
Average split
SCORE
8.44
Points
1 8.81 9
2 10.17 9
3 11.17 8
4 11.94 8
5 12.61 9
I DON'T FEEL LUCKY
NEW SESSION USING THIS TARGET
GROUP ANALYSIS
IN
CM
Oriented spread
AREA (sq in) 23.15
WIDTH (in) 3.99
HEIGHT (in) 5.81
CENTER (in) (-0.39, 0.43)
OFFSET (in) 0.58
ELEVATION OFFSET (in) 0.43 HIGH
WINDAGE OFFSET (in) 0.39 LEFT

OUR TECHNOLOGY



PERFORMANCE
FILTER:
Distance (yds)
10
LAST YEAR
LAST QUARTER
LAST MONTH
PREVIOUS SHOTS
100 sessions · 494 shots
TRAINING LEVEL
19.23%
You have trained 10 weeks in the last year
Last session 11 days ago
You have to train every week to not lower the level
AVG. SCORE
12.95 sq in
NEXT WEEK
NEXT MONTH
NEXT QUARTER
PERFORMANCE PREDICTION
Based on the shots of the last 2 months and the level of training
SCORE PREDICTION
6.8 sq in

Leveraging the BigML machine learning platform's image processing and object detection capabilities, AccuShoot automatically detects targets, scores shots and detects any skill deficiencies. Specifically, AccuShoot is designed to deliver the following key benefits:

- **Performance Prediction:** Using your own DOPE (Data on Previous Engagements), AccuShoot is designed to produce an advanced statistical model that predicts your shooting performance under different stress situations. The model works for different distances and types of guns and tracks your performance over time so that you can see the real life impact of your training.
- **Real-time Scoring:** AccuShoot eliminates tedious record keeping by automatically detecting, scoring, and tracking shots made in real-time, thus freeing trainees and instructors to focus on ways to consistently improve their marksmanship.
- **Skill Deficiencies:** AccuShoot analyzes stance, grip, and trigger control in real-time to detect skill deficiencies and blindspots in a data-evidenced manner. Personalized recommendations help correct common mistakes and bad habits before they become harmful habits.
- **Discover Insights:** AccuShoot evaluates detailed data across multiple shooters and firearms to unveil hidden patterns in marksmanship skills broken down by types of firearms, ammunition, environmental conditions, targets and drills.



GUNS
Search
19 Gen5 MOS
Glock 19 Gen5 MOS (9×19mm Parabellum)
SW1911 E-Series
Smith & Wesson SW1911 E-Series (.45 Auto)
43X Black
Glock 43X Black (9×19mm Parabellum)
43
Glock 43 (9×19mm Parabellum)
22 Gen4
Glock 22 Gen4 (.40 S&W)
22 Gen5 MOS
Glock 22 Gen5 MOS (.40 S&W)
26 Gen5
Glock 26 Gen5 (9×19mm Parabellum)
M9A3 Black
Beretta M9A3 Black (9×19mm Parabellum)
Glock 17 Gen 5 MOS (Black)
Glock 17 Gen5 MOS (9×19mm Parabellum)
1 2 3

BUSINESS MODEL

AccuShoot plans to charge a $15 monthly subscription fee for its iOS app. In addition, we are establishing affiliate relationships with firearms, ammunition and accessory suppliers, and retailers whereby we may receive a commission for sales taking place on their sites provided those are traceable to the AccuShoot user base. AccuShoot Gantry and AccuShoot Cinema plans to follow an annual licensing model with extra charges for long-term support and maintenance, e.g., $12,000 per annum per range lane plus 20% for support and maintenance.

> **"The global guns and accessories market size was USD 6.14 billion in 2019 and is projected to reach USD 9.33 billion by 2027, exhibiting a CAGR of 6.15% during the forecast period."**
>
> ---
> *Fortune Business Insights*

MARKET

AccuShoot has a very large and growing total addressable market in the United States and beyond. Gun ownership in the U.S. has a long, entrenched history. However, starting with the pandemic, this trend has dramatically accelerated adding new gun owners from every demographic segment. As of 2021, some 32% (81.4 million) Americans reported that they personally own a gun. The recent pandemic has accelerated gun ownership with more than 5 million Americans choosing to join the ranks. In fact, there are more guns in the US than people, about 393 million privately owned firearms according to an estimate by the Switzerland-based Small Arms Survey. Approximately, 50% of those gun owners go to ranges with a certain frequency (13% often, 40% sometimes). Moreover, there are 17,985 police agencies in the United States, which include city police departments, county sheriff's offices, state troopers, and federal law enforcement agencies plus an estimated 16,000 to 18,000 indoor firing ranges are in operation. Law enforcement agencies and the militaries of U.S. allies are also potential AccuShoot customers.

SUCCESS TO DATE

1. AccuShoot secured a **perpetual license** of BigML's machine learning platform.
2. AccuShoot raised over **$500,000 USD.**
3. Since its inception, **AccuShoot has been conducting novel R&D** to improve on the state-of-the-art when it comes to key aspects of the shooting skill development, e.g., real-time scoring, automated shot group analysis, computer vision-based shooter monitoring, etc.
4. AccuShoot got a SBIR grant from the **U.S. Air Force**.
5. AccuShoot has filed **5 provisional patents** for its underlying unique machine learning and computer vision methods and processes applied to target and shot detection problems under different environmental conditions by combining multi-modal data sources such as structured data, video feeds, and acoustics. Specifically, our IP portfolio covers the wide-ranging topics of automated target identification, classification and scoring; detection, analysis and reporting of firearm discharge; marksmanship digitization and analysis; determining acoustic signature of firearm and projectile combination; marksmanship improvement through machine learning.
6. AccuShoot is **securing partnerships** with reputable marksmanship training companies including Thunder Ranch. We have also brought onboard **four strategic advisors** with decades of combat and/or marksmanship training experience collectively.

TEAM



Francisco Martin, Ph.D.

Co-founder and CEO

Francisco is a scientist entrepreneur. After 25 years devoted to conceptualizing and designing intelligent solutions in a diverse range of industries, he decided that 2020 was the right time to bring together his technical experience and his passion for shooting. He has been a firearms owner and a shooting sports enthusiast for more than a decade and that has fueled his interest in creating better technology solutions to improve marksmanship. Francisco has been conceptualizing, designing and live-fire testing AccuShoot's platform since its inception back in August 2020.

Holding a Ph.D. in Artificial Intelligence from the Technical University of Catalunya, Francisco founded Intelligent Software Components, SA in 1999, Strands in 2004 and BigML in 2010, where his inventions and products pioneered industries like recommender systems, personal finance management, and machine learning software platforms. Most recently, during his tenure with BigML, he has helped deliver intelligent software solutions for the U.S. Air Force and Mercedes-Benz. Francisco is the inventor of more than 20 patents, many acquired by Apple in 2011.



Poul Petersen, M.Sc.

Co-founder and CIO

Poul is the technical mind behind the AccuShoot platform and its computational infrastructure. His acquaintance with firearms and passion for shooting goes back to his formative years as a teenager in Oregon. The concept of improving shooter performance via computer vision and machine learning came naturally to him following his duties at BigML, where he created the infrastructure for the company's pioneering Machine Learning-as-a-Service software platform. Prior to BigML, Poul had 20+ years of experience building scalable and fault-tolerant systems in data centers. Poul holds a M.Sc. in Mathematics and a B.S. in Mathematics, Physics and Engineering Physics.



Atakan Cetinsoy, MBA

Head of Marketing

Atakan has picked up marksmanship with the help of AccuShoot co-founders and has transitioned into eat-your-own-dog-food mode practicing his newly acquired skill with the help of AccuShoot's innovative capabilities. Atakan is driving AccuShoot's marketing initiatives by helping create the content prospective users can consume to better understand the platform's constantly evolving set of capabilities. Atakan has 25+ years of software product management and product marketing experience with both global brands like Apple, FedEx and Yahoo! in addition to VC-funded startups including Strands and Deem. Atakan holds a B.S. in Electrical and Electronics Engineering from Bogazici University and an M.B.A. from The University of Georgia's Terry College of Business.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
New R&D Expenses	$450,000	36.4%
Cloud	$54,485	4.4%
Accounting Fees	$10,000	0.8%
Legal Fees	$15,000	1.2%
Accrued Operational Expenses	$75,000	6.1%
Accrued R&D Expenses	$450,000	36.4%
IP	$50,000	4.0%
Audit	$20,000	1.6%
Marketing	$50,000	4.0%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in AccuShoot, Inc.. This offering must raise at least $10,000 by April 28, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. AccuShoot may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,308,750 shares
× $4 per share

$17,235,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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UPDATES

Mar 3, 2023 • Primary offering of 308,750 shares at $4

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